Exhibit 23.2
Consent Of Ernst & Young LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 33-41262) pertaining to the Tandy Brands Accessories, Inc. Stock Purchase Program, 1991 Stock Option Plan, Employee Investment Plan, and Stock Bonus Plan,
(2)
Registration Statement (Form S-8 No. 33-75114) pertaining to the Tandy Brands Accessories, Inc. Nonqualified Formula Stock Option Plan for Non-Employee Directors, 1993 Employee Stock Option Plan, and Nonqualified Stock Option Plan for Non-Employee Directors,

(3)	Registration Statement (Form S-8 No. 333-08579) pertaining to the Tandy Brands Accessories, Inc. 1995 Stock Deferral Plan for Non-Employee Directors,
(4)
Registration Statement (Form S-8 No. 333-42211) pertaining to the Tandy Brands Accessories, Inc. 1997 Employee Stock Option Plan and Stock Purchase Program (as amended and restated effective October 18, 1991),

(5)
Registration Statement (Form S-8 No. 333-94251) pertaining to the Tandy Brands Accessories, Inc. 1997 Employee Stock Option Plan and the Non-Qualified Formula Stock Option Plan for Non-Employee Directors,

(6)	Registration Statement (Form S-8 No. 333-38526) pertaining to the Tandy Brands Accessories, Inc. Employees Investment Plan,
(7)
Registration Statement (Form S-8 No. 333-88276) pertaining to the Tandy Brands Accessories, Inc. 1997 Employee Stock Option Plan (as amended) and the Nonqualified Stock Option Agreements (granted October 16, 2001),

(8)	Registration Statement (Form S-8 No. 333-105294) pertaining to the Tandy Brands Accessories, Inc. 2002 Omnibus Plan;

of our report dated August 26, 2010, with respect to the consolidated financial statements of Tandy Brands Accessories, Inc., included in this Annual Report on Form 10-K for the year ended June 30, 2010.

/s/Ernst & Young LLP

Dallas, Texas
September 1, 2011